UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT
Pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): April 22, 2011 (April  18, 2011)

CHINA BIO-ENERGY CORP.
 (Exact name of registrant as specified in its charter)

Delaware	0-20532	74-2559866
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Pudong Building, 2nd Floor, Jiulong Avenue, Longwen District Zhangzhou City, Fujian Province 363000, China
(Address of principal executive offices)

Registrant’s telephone number, including area code:  86-596 2967018

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note:

This Form 8-K/A is being filed as an amendment to the Current Report on Form 8-K filed by China Bio-Energy Corp. (the “Company”) on April 5, 2011 to provide further details on the facts and circumstances with respect to certain accounting irregularities that resulted in the Company’s incorrectly recorded revenues.

Item 4.02 Non-Reliance on Previously Issued Financial Statements

An email transmitted to the Company by Malone Bailey LLP, the Company’s independent accountant (“Malone Bailey”), on March 30 indicated that during Malone Bailey’s revenue and account receivables confirmation process, Malone Bailey discovered that Fujian Union Oil & Chemistry Ltd. (“Union Oil”), allegedly one of the Company’s customers during the fiscal years of 2008, 2009 and 2010, did not conduct transactions with the Company as recorded in the Company’s books. The aforementioned transactions were entered into by the Company and a PRC resident who presented himself as one of Union Oil’s authorized representatives and conducted business under the name of Union Oil.  Based on those transactions, the Company recorded the related revenues. In the fiscal years of 2008, 2009 and 2010, the Company recorded sales revenues associated with “Union Oil” of approximately $0.6 million, $0.6 million, and $2.45 million respectively, which comprised approximately 7%, 4% and 8% of our annual revenues for each such fiscal year, respectively. Our Chairman of the Board, Mr. Xinfeng Nie, had been the sole contact person with this customer. As a result, Mr. Xinfeng Nie submitted to our Board of Directors on April 6, 2011 his resignation as Chairman of the Board, which was accepted by our Board on April 6, 2011 and will become effective on May 1, 2011.

As of the date of this Form 8-K/A, Malone Bailey only identified as erroneous the records with respect to the transactions with Union Oil and the associated revenues. The Company has formed an independent committee to conduct a thorough investigation with respect to this matter and determine if additional accounting irregularities associated with other customers or related to other accounting aspects exist.

The executive officers of the Company discussed with Malone Bailey the matters disclosed in this Item 4.02 of this Form 8-K/A and have requested our independent accountant to furnish us as promptly as possible a letter addressed to the Commission stating whether the independent accountant agrees with the statements made in this Form 8-K/A in response to this Item 4.02 and, if not, to state the respects in which it does not agree. We received a response letter from Malone Bailey on April 22, which is filed as Exhibit 16.1 herein.

The Company will be amending its Form 8-K filed on February 11, 2011 and filing its annual report on Form 10-K for the fiscal year ended December 31, 2010 with the SEC to include the restated financial statements for the fiscal years ended December 31, 2008 and December 31, 2009 and the periods ended September 30, 2009 and September 30, 2010.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers Compensatory Arrangements of Certain Officers.

On April 6, Mr. Xinfeng Nie submitted to our Board of Directors his resignation as Chairman of the Board, which will become effective on May 1, 2011. Mr. Nie confirmed with us that his resignation was not due to any disagreement with the Company. A letter from Mr. Nie is filed as Exhibit 99.1 herein. Please refer to disclosures under Item 4.02 herein with respect to the basis of and circumstances surrounding Mr. Nie’s resignation.

Item 9.01.  Financial Statements and Exhibits

(d)   Exhibits

16.1	Letter from Malone Bailey LLP, dated April 22, 2011.
99.1	Letter from Mr. Xinfeng Nie, dated April 21, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 22, 2011

CHINA BIO-ENERGY CORP.

By:	/s/: Sanfu Huang
Name: Sanfu Huang
Title: Chief Executive Officer